Exhibit 4.5

AMENDMENT TO SHAREHOLDERS AGREEMENT

THIS AMENDMENT AGREEMENT (this “Amendment”) is dated effective as of June 8, 2010, by and among CHINA NEW BORUN CORPORATION, a Cayman Islands exempted company with limited liability (the “Company”), KING RIVER HOLDING LIMITED, a company incorporated in the British Virgin Islands (“King River”), STAR ELITE ENTERPRISES LIMITED, a company incorporated in the British Virgin Islands (“Star Elite”), EARNSTAR HOLDING LIMITED, a company incorporated in the British Virgin Islands (“Earnstar”) and TDR ADVISORS, INC., a company incorporated in the British Virgin Islands (collectively with King River, Star Elite and Earnstar, the “Stockholders”).

RECITALS:

WHEREAS, the Company has filed a Registration Statement on Form F-1 (File No. 333-166312) with the U.S. Securities and Exchange Commission (the “Commission”) on April 27, 2010 under the Securities Act of 1933, as amended, with Amendments Nos. 1 through 8 thereto which were subsequently filed with the Commission as of the date hereof (collectively, the “Registration Statement”); and

WHEREAS, the Company and the Stockholders are parties to that certain Shareholders Agreement, dated March 31, 2010 (the “Shareholders Agreement”), a copy of which has been filed as Exhibit 4.4 to the Registration Statement; and

WHEREAS, the parties wish to amend the Shareholders Agreement as set forth below.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed by the Company and the Stockholders as follows:

1.             Amendment.  The definition of “Qualified Public Offering” in Article 1, Section 1.1 of the Shareholders Agreement is hereby amended and replaced in its entirety with the following:

““Qualified Public Offering”

a firm commitment underwritten public offering of Ordinary Shares, or American depositary shares representing Ordinary Shares, of the Company made pursuant to an effective registration statement under the United States Securities Act of 1933, as amended (the “Securities Act”) on the New York Stock Exchange or the Nasdaq Global Market, or an offering or listing substantially equivalent to the foregoing on another stock exchange including, without limitation, the public offering made pursuant to the Company’s registration statement on Form F-1 (File No. 333-166312) originally filed with the SEC on April 27, 2010 with all amendments filed with the SEC thereafter under the Securities Act.”

2.             Full Force and Effect.  Except as expressly amended herein, all other terms and provisions of the Shareholders Agreement shall remain in full force and effect and are hereby ratified and confirmed in all respects.

3.             Recitals.  The Recitals hereto are hereby incorporated into this Amendment as if fully stated herein.

4.             Further Amendments.  The Shareholders Agreement shall be further amended wherever appropriate to reflect the changes indicated herein above.

5.             Governing Law.  This Amendment shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to matters of State law, with the laws of the State of New York.  Venue for all matters shall be in the City of New York, New York, without giving effect to principles of conflicts of law thereunder.  Each of the parties irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Amendment shall be brought exclusively in the federal courts of the United States sitting in New York City, New York.  By execution and delivery of this Amendment, each party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.  EACH PARTY (ON BEHALF OF ITSELF AND, TO THE FULLEST EXTENT PERMITTED BY LAW, ON BEHALF OF ITS RESPECTIVE EQUITY HOLDERS) HEREBY WAIVES ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON, ARISING OUT OF OR IN CONNECTION WITH THIS AMENDMENT.

6.             Opportunity to Hire Counsel; Role of K&L Gates LLP.  The Stockholders expressly acknowledge that they have been advised and have been given an opportunity to hire counsel with respect to this Amendment.  The Stockholders further acknowledge that the law firm of K&L Gates LLP did not provide them with any legal advice with respect to the agreements contemplated by this Amendment.  The Stockholders further acknowledge that the law firm of K&L Gates LLP has solely represented the Company in connection with this Amendment and no other person.

7.             Counterparts.  This Amendment may be executed in one (1) or more counterparts, each of which such counterparts shall be deemed an original and all of which together shall constitute one and the same Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Shareholders Agreement be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

COMPANY:

CHINA NEW BORUN CORPORATION

By:	/s/ Jinmiao Wang
Name	Jinmiao Wang
Title:	President and Chief Executive Officer

SHAREHOLDERS:

KING RIVER HOLDING LIMITED

By:	/s/ Shan Junqin
Name	Shan Junqin
Title:	Director

STAR ELITE ENTERPRISES LIMITED

By:	/s/ Chen Ping
Name	Chen Ping
Title:	Director

EARNSTAR HOLDING LIMITED

By:	/s/ Wei Yibin
Name	Wei Yibin
Title:	Director

TDR ADVISORS, INC.

By:	/s/ Wang Ruiping
Name	Wang Ruiping
Title:	Director